Exhibit 10.1

EXECUTION COPY

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 12th day of June 2014, by and between ZaZa Energy Corporation, a Delaware corporation (the “Company”), and Todd Alan Brooks (“Employee”).

1.                                      Restatement of Original Employment Agreement.  Except as stated herein, the Company and Employee agree to restate and fully incorporate by reference herein the terms and conditions of the Employment Agreement dated September 11, 2012 between the parties (the “Original Employment Agreement”).

2.                                      Revision to Section 1 of the Original Employment Agreement.  The definition of “January Representative Value,” as appearing in Section 1(o) of the Original Employment Agreement, shall be terminated and replaced with the following:

“(o)                           “Volume-Weighted Average Value” shall mean the volume weighted average price per share closing price of the Common Stock of ZaZa Energy Corporation on the NASDAQ Capital Market.”

3.                                      Revision to Section 4 of the Original Employment Agreement.  Section 4 of the Original Employment Agreement shall be terminated and replaced with the following:

“Section 4.                                     Compensation.  During the Term of Employment, Employee shall be entitled to the following compensation:

(a)                                 Base Salary.  Employee shall be paid an annualized Base Salary of not less than $1 (one dollar), with increases, if any, as may be approved in writing by the Compensation Committee, until June 2, 2016.  From and after June 2, 2016, Employee’s Base Salary shall be $525,000 or such other amount as may be approved in writing by the Compensation Committee, with annual cost of living increases of 3% on January 1 of each year (the “2016 Base Salary”).

(b)                                 Short-Term Incentive Awards.

(i)                                     Employee shall be eligible for a short-term incentive award in respect of each fiscal year or partial fiscal year, as the case may be, during the Term of Employment in accordance with this Section 4(b) and Exhibit A hereto (the “STI Award”).  If earned, the STI Award shall be paid no later than February 15th of each year with respect to the preceding fiscal year.

(ii)                                  The target STI Award for each fiscal year shall be 150% of the 2016 Base Salary, and the maximum STI Award for each fiscal year shall be 300% of the 2016 Base Salary.  The criteria for achieving the STI Award shall be as set forth in Exhibit A.

(iii)                               All STI Awards shall be paid in Common Shares with automatic share withholding for applicable taxes at maximum withholding rate applicable to such income.  The number of Common Shares to be distributed to Employee shall equal the dollar value of the STI Award divided by the Volume-Weighted Average Value for the preceding month of January; provided, however, that any fractional Common Shares shall be paid in cash.

(iv)                              The STI Award for any partial fiscal year occurring during the Term of Employment shall be pro-rated as and to the extent provided in Section 8.

(c)                                  Long-Term Incentive Awards.

(i)                                     Employee shall be eligible for a long-term incentive award in respect of each LTI Year or partial LTI Year (as defined in Exhibit B hereto), as the case may be, in accordance with this Section 4(c) and Exhibit B (the “LTI Award”).

(ii)                                  The LTI Option Award.  Twenty-five percent (25%) of each LTI Award shall consist of a nonqualified stock option grant that vests ratably over a three-year period beginning on the date of grant and as of the date of grant has a value equal to $625,000 (six hundred and twenty-five thousand dollars) using the Black-Scholes assumptions set forth in Exhibit C hereto (the “LTI Option Award”).  The initial LTI Option Award will be granted on June 12, 2014 with a strike price equal to the closing price of the Common Stock of the Company on the NASDAQ on such date.  Each subsequent LTI Option Award will be granted on June 1 with a strike price equal to the Volume Weighted Average Value for the preceding month of May.  Hereunder, both strike prices shall be referred to as the “Strike Price.”  Each LTI Option Award shall expire on its 10th anniversary.  Any Common Shares distributed to Employee as a result of his exercise of a LTI Option Award shall be subject to such transfer policies as the Company may adopt that are applicable to officers, directors and other management personnel generally.

(iii)                               The LTI Bonus.  Seventy-five percent (75%) of each LTI Award shall be distributed to Employee as a bonus payable in cash, Common Shares or a combination thereof, such division being at the complete discretion of the Compensation Committee (the “LTI Bonus”); provided, however, that any fractional Common Shares shall be paid in cash.  The target LTI Bonus for each fiscal year shall be $1,875,000 (one million, eight-hundred seventy five thousand dollars). Employee may earn the LTI Bonus ratably over a three-year period beginning on the first day of the applicable LTI Year, subject to the terms, conditions, performance metrics, and multipliers described in Exhibit B hereto.  The Company shall pay Employee the earned and vested LTI Bonus (calculated in accordance with Exhibit B) no later than the June 15 of the third (3rd) year following the LTI Bonus award date. If the Compensation Committee elects to pay any portion of the LTI Bonus in Common Shares, the number of Common Shares to be distributed to Employee shall equal the dollar value of the LTI Bonus divided by the Volume-Weighted Average Value as described in Exhibit B.  The Compensation

Committee shall also withhold the requisite Common Shares to satisfy the applicable tax withholding requirements.”

4.                                      Revision to Section 8 of the Original Employment Agreement.  Section 8 of the Original Employment Agreement shall be terminated and replaced with the following:

“Section 8.                                     Termination of Employment.

(a)                                 General.  The Term of Employment shall terminate upon the earliest to occur of (i) an Expiration, (ii) Employee’s death, (iii) a termination by reason of a Disability, (iv) a termination by the Company with or without Cause, and (v) a termination by Employee with or without Good Reason.  Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 8 as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.

(b)                                 Termination Due to Death or Disability.  Employee’s employment shall terminate automatically upon his death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination.  In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

(i)                                     The Accrued Obligations; and

(ii)                                  A cash payment (in lieu of Common Shares) representing the value of any unpaid target STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid within sixty (60) days from the date of such; and

(iii)                               A cash payment (in lieu of Common Shares) representing the value of any target STI Award that would have been payable with respect to the year of termination in the absence of the Employee’s death or Disability, pro-rated for the period Employee worked prior to his death or Disability, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurs; and

(iv)                              Immediate vesting of any unvested LTI Option Award and in exchange for such options, a cash payment by the Company equal to the greater of (1) the dollar value of the unexercised LTI Options on the date of termination using the Black-Scholes assumptions set forth in Exhibit C or (2) the dollar value of the number of unexercised LTI Options on the date of termination multiplied by the difference between the closing share price of the Common Stock of the Company on NASDAQ on the date of termination and the applicable Strike Price; and

(v)                                 Immediate vesting of any unvested LTI Bonus, the value of which will be determined as of the date of death or Disability and will be the greater of the target LTI Bonus or the value of the LTI Bonus as calculated by applying the terms, conditions, performance metrics, and multipliers described in Exhibit B hereto as of the date of termination due to death or Disability; and

(vi)                              LTI Award at target level for any year(s) for which a LTI Award has not yet been determined, including a pro-rated LTI Award for such partial year at target level.  Such pro-rated LTI Award will be granted and issued in accordance with the terms of Section 4(c) and will be immediately vested upon issuance; and

(vii)                           Continuation and/or payment of Employee’s and/or Employee’s dependents’ medical insurance premiums for a period of eighteen (18) months; and

(viii)                        The rights to the same compensation and benefits as provided in Section 8(d) below, in lieu of clauses (i) through (vii) hereof, if the termination of Employee’s employment is by reason of death or Disability while Employee is traveling on official Company business.

Following such termination of Employee’s employment by reason of death or Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)                                  Termination by the Company for Cause.

(i)                                     The Company may terminate Employee’s employment at any time for Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause of termination relying on clause (i), (ii), (vi) or (vii) of the definition of Cause set forth in Section 1(d) hereof, to the extent such act or acts are curable, Employee shall be given not less than twenty (20) days’ written notice by the Board of the Company’s intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such twenty (20) day notice period unless Employee has substantially cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)                                  In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations, and any previously awarded nonqualified stock options, Common Shares and cash portion of any LTI Bonus which are not vested as of the date of termination shall be cancelled.  Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)                                 Termination Upon an Expiration or by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of at least sixty (60) days written notice of such termination.  Upon an Expiration or in the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

(i)                                     The Accrued Obligations; and

(ii)                                  A cash payment (in lieu of Common Shares) representing the value of any unpaid target STI Award in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurs; and

(iii)                               A cash payment (in lieu of Commons Shares) representing the value of any target STI Award for the year in which termination occurs, pro-rated for the period the Employee worked prior to such termination, which amount shall be paid at such time STI Awards are paid to other senior executives of the Company, but in no event later than one day prior to the date that is 2½ months following the last day of the fiscal year in which such termination occurs; and

(iv)                              Immediate vesting of any unvested LTI Option Award and in exchange for such options, a payment by the Company equal to the greater of (1) the value of the unexercised LTI Options on the date of termination using the Black-Scholes assumptions set forth in Exhibit C or (2) the value of the number of unexercised LTI Options on the date of termination multiplied by the difference between the closing share price of the Common Stock of the Company on the date of termination and the applicable Strike Price; and

(v)                                 Immediate vesting of any unvested LTI Bonus, the value of which will be the greater of the target LTI Bonus or the value of the LTI Bonus as calculated by applying the terms, conditions, performance metrics, and multipliers described in Exhibit B hereto as of the date of termination; and

(vi)                              LTI Award at the target level for any year(s) for which an LTI Award has not yet been determined, including a pro-rated LTI Award for such partial year at the target level.  Such pro-rated LTI Award will be granted and issued in accordance with the terms of Section 4(c) and will be immediately vested upon issuance; and

(vii)                           2016 Base Salary and target STI Award (payable in cash) payable in equal installments during the Severance Term in accordance with the Company’s regular payroll practices; and

(viii)                        Continuation, during the Severance Term, of the health benefits provided to Employee and his covered dependants under the Company’s health plans, it being understood and agreed that the Company’s obligation to provide such continuation of benefits shall terminate prior to the expiration of the Severance Term in the event that Employee becomes eligible to receive any health benefits while employed by or providing service to, in any capacity, any other business or entity during the Severance Term; provided, however, that as a condition of the Company’s providing the continuation of health benefits described herein, the Company may require Employee to elect continuation coverage under COBRA.  Notwithstanding the forgoing, if such health benefits are provided to employees of the Company generally through a self-insured arrangement, and Employee qualifies as a “highly compensated individual” (within the meaning of Section 105(h) of the Code), (i) such continuation of benefits shall be provided on a fully taxable basis, based on 100% of the monthly premium cost of participation in the self-insured plan less any portion required to be paid by Employee pursuant to clause (A) above (the “Taxable Cost”), and, as such, Employee’s W-2 shall include the after-tax value of the Taxable Cost for each month during the applicable benefit continuation period, and (ii) on the last payroll date of each calendar month during which any health benefits are provided pursuant to this Section 8(d)(vii), Employee shall receive an additional payment, such that, after payment by the Employee of all federal, state, local and employment taxes imposed on Employee as a result of the inclusion of the portion of the Taxable Cost in income during such calendar month, Employee retains (or has had paid to the Internal Revenue Service on his behalf) an amount equal to such taxes as Employee is required to pay as a result of the inclusion of the Taxable Cost in income during such calendar month; and

(ix)                              Reimbursement of Employee’s reasonable, documented outplacement expenses for up to 12 months, not to exceed $20,000 in the aggregate.

Following such termination of Employee’s employment upon an Expiration or by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e)                                  Termination by Employee with Good Reason.  Employee may terminate his employment with Good Reason by providing the Company twenty (20) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason.  During such twenty (20) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination upon an Expiration and by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) above.  Following such termination of

Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)                                   Termination by Employee without Good Reason.  Employee may terminate his employment without Good Reason by providing the Company sixty (60) days’ written notice of such termination.  In the event of a termination of employment by Employee under this Section 8(f), except as provided in Section 8(g), Employee shall be entitled only to the Accrued Obligations, and any previously awarded nonqualified stock options, Common Shares and cash portion of any LTI Bonus which are not vested as of the date of termination shall be cancelled.  In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason.  Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f) or Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)                                  Change of Control and Termination Following Change of Control.  Upon a Change of Control, the Company shall (i) pay to Employee, on the thirtieth (30th) day following the effective date of the Change of Control and payable in a lump sum an amount equal to three (3) times target STI Award under Section 4(b), and (ii) immediately vest any unvested LTI Option Award and LTI Bonus using the share price as of the Change of Control for calculation purposes.  If, during the one (1) year period following such Change of Control, Employee is terminated because of an Expiration or by the Company without Cause, or Employee terminates his employment with or without Good Reason, in lieu of the benefits payable pursuant to Sections 8(d) or 8(e) or 8(f) hereof, as applicable, and in addition to the benefits payable pursuant to the preceding sentence, Employee shall be entitled to:

(i)                                     The Accrued Obligations; and

(ii)                                  A lump-sum cash payment equal to two (2) times 2016 Base Salary which amount shall be paid within thirty (30) days after the effective date of termination; and

(iii)                               payment equal to the benefit described in Section 8(d)(vi); and

(iv)                              Continuation, during the Change of Control Severance Term, of the health benefits provided to Employee and his covered dependants under the Company’s health plans, subject to the terms and conditions set forth in Section 8(d)(vii) above.

Following such termination of Employee’s employment following a Change of Control, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(h)                                 Release.  Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to subsection (d), (e), or pursuant to clauses (ii) and (iii) of subsection (g) of this Section 8, Employee shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.  To the extent that the Company requires execution of such release, the Company shall deliver such release to Employee within ten (10) business days following the termination of Employee’s employment hereunder, and the Company’s failure to deliver such release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute such release.  Such release, if any, shall contain mutual releases whereby the Company also issues a release in favor of Employee.    Assuming a timely delivery of the release by the Company, if Employee fails to execute such release on or prior to the Release Expiration Date or timely revokes his acceptance of such release thereafter, Employee shall not be entitled to any payments or benefits pursuant to subsection (d), (e), or pursuant to clauses (ii) and (iii) of subsection (g) of this Section 8.  Notwithstanding anything herein to the contrary, in any case where the date of termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Employee that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year.”

5.                                      Revision to Section 11 of the Original Employment Agreement.  Section 11 of the Original Employment Agreement shall be terminated and replaced with the following:

“Section 11.                              Withholding of Taxes.

“The Company may withhold from any payments and any grants of nonqualified stock options and Common Shares made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by applicable law.  Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.”

6.                                      Addition of Section 22.  A new Section 22 is added to the Original Employment Agreement as follows:

“Section 22.                              Legal Fees.

Company agrees to reimburse Employee up to $15,000 for Employee’s legal fees relating to the negotiation and documentation of this Amendment.  Employee shall provide Company with a copy of the necessary documentation and/or invoice relating to such fees.”

[signature page to follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

ZAZA ENERGY CORPORATION

/s/ TRAVIS BURRIS
By: TRAVIS BURRIS
Title: CHAIRMAN

EMPLOYEE

/s/ TODD ALAN BROOKS
TODD ALAN BROOKS

EXHIBIT A

Annual STI Award will be based on achievement of (1) achievement of Average Daily Production or Reserve metrics as described below and (2) Minimum Ending Cash Balance of $5,000,000 as of the last day of the applicable fiscal year.

Metrics for STI are as follows.  Target STI is 150% of 2016 Base Salary up to a maximum award of 300% of 2016 Base Salary.

Percentage of Target	Performance Level
150%	75% increase in Average Daily Production or Reserves over applicable fiscal year
225%	100% increase in Average Daily Production or Reserves over applicable fiscal year
300%	125% increase in Average Daily Production or Reserves over applicable fiscal year

“Average Daily Production” shall mean the Company’s average daily production during the month of December prior to the applicable fiscal year, measured in barrels of oil equivalent (BOE) per day, adjusted to include deemed production from any producing well that is unable to produce due to events beyond the reasonable control of the Company (in an amount equal to its most recent fully productive day).

“Reserves” shall mean the Company’s total reserves, measured in barrels of oil equivalent (BOE) for December 31.

“Minimum Ending Cash Balance” means the total dollar amount available to the Company through bank accounts, loans, lines of credit and other forms of credit including but not limited to an At-the-Market (ATM) Issuance facility that be may accessed by the Company within thirty (30) days of the last day of the applicable fiscal year.

EXHIBIT B

Each LTI Bonus shall vest ratably over a three (3) year period.  Target LTI Bonus is $1,875,000.  Each LTI Bonus Year shall begin on June 1 and end on the following May 30 (e.g., June 1, 2014 to May 30, 2015).

1/3 of each LTI Bonus shall vest upon achievement of Average Daily Production growth or Reserves growth as described below multiplied by the Volume-Weighted Average Value (VWAV) during the month of May that the LTI Bonus becomes vested divided by the VWAV during the month of May immediately preceding the date the LTI Bonus was granted.

LTI Bonus Year One and Two Vesting

LTI Bonus Multiplier	Performance Level
100%	Between 75% and up to 100% increase in Average Daily Production or Reserves over prior LTI Bonus Year’s minimum target growth
150%	Between 100% and up to 120% increase in Average Daily Production or Reserves over prior LTI Bonus Year’s minimum target growth
200%	120% or more increase in Average Daily Production or Reserves over prior LTI Bonus Year’s minimum target growth

LTI Bonus Year Three Vesting

LTI Bonus Multiplier	Performance Level
100%	Between 50% and up to 75% increase in Average Daily Production or Reserves over prior LTI Bonus Year’s minimum target growth
150%	Between 75% and up to 100% increase in Average Daily Production or Reserves over prior LTI Bonus Year’s minimum target growth
200%	100% or more increase in Average Daily Production or Reserves over prior LTI Bonus Year’s minimum target growth

“Average Daily Production” shall mean the Company’s average daily production during the month of May prior to the applicable LTI Bonus Year, measured in barrels of oil equivalent (BOE) per day, adjusted to include deemed production from any producing well that is unable to produce due to events beyond the reasonable control of the Company (in an amount equal to its most recent fully productive day).

“Reserves” shall mean the Company’s total reserves, measured in barrels of oil equivalent (BOE) for May 30.

By way of example, if Year 1 minimum target growth was Average Daily Production of 600 BOE, and if the minimum target growth increase for Year 2 and Year 3 was 75% over prior year’s minimum target production, the production performance levels would be compared to 1,050 BOE in Year 2 (600 + [600* .75] = 1050) and 1,837.50 BOE in Year 3 (1050 + [1050 * .75] = 1,837.50).  Thus, if production was 1,575 BOE in Year 2, 100% of the portion of the LTI Bonus for Year 2 would vest, and if production was 3,675 BOE in Year 3, 200% of the portion of the LTI Bonus for Year 3 would vest.

LTI Bonus Example

The following example illustrates vesting of the LTI Bonus for year one of three.

Upon meeting the following threshold, the executive shall be entitled to a LTI Bonus equal to X (as defined in (i)-(iv) below):

(i)             $0 if Average Daily Production or Reserves over prior LTI Bonus Year’s minimum target growth was less than 75%;

(ii)          1/3 of $1,875,000 if Average Daily Production or Reserves over prior LTI Bonus Year’s minimum target was between 75% and 100%;

(iii)       1/3 of $2,812,500 if Average Daily Production or Reserves over prior LTI Bonus Year’s minimum target was between 100% and 120%; or

(iv)      1/3 of $3,750,000 if Average Daily Production or Reserves over prior LTI Bonus Year’s minimum target was 120% or more;

multiplied by the VWAV as of May 30 of the year the LTI Bonus becomes vested divided by the VWAV as of May 30 of the year the LTI Bonus is granted.

For example, if the VWAV was $0.50 during May 2014 and $1.00 for May 2015, and X was 1/3 of $1,875,000, THEN, the award earned is $1,250,000.  If the same performance metrics were achieved for the second tranche vesting on May 30, 2016, and the VWAV for the May 2016 is $2, Employee would be entitled to $2,500,000 (in respect of the 2014 LTI bonus — since the share multiple is 4X).

EXHIBIT C

Black-Scholes Assumptions

Expiration: 10 years

Volatility Coefficient: 20%

Annual Risk-Free Interest Rate: 1.55% (based on 5-year US Treasury rate)